Free Writing Prospectus Filed Pursuant to Rule 433 Registration File No. 333-131630

Alternative Loan Trust 2006-OA21

Final Term Sheet

$1,292,642,100 (Approximate)

CWALT, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

Mortgage Pass-Through Certificates, Series 2006-OA21
Distributions payable monthly, beginning January 22, 2007

The following classes of certificates are being offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance/Initial Notional Amount(1)		Pass-Through Rate(2)		Initial Class Certificate Balance/Initial Notional Amount(1)	Pass-Through Rate(2)
Class A-1	$700,239,000		Floating	Class M-4	$9,862,000	Floating
Class A-2	$291,765,000		Floating	Class M-5	$9,862,000	Floating
Class A-3	$175,059,000		Floating	Class M-6	$6,575,000	Floating
Class X	$1,314,999,900	(3)	Variable	Class M-7	$6,575,000	Floating
Class A-R	$100		Variable	Class M-8	$6,575,000	Floating
Class M-1	$26,299,000		Floating	Class M-9	$6,575,000	Floating
Class M-2	$26,299,000		Floating	Class M-10	$17,095,000	Floating
Class M-3	$9,862,000		Floating

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10%.

(2)
The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which these rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” that begin on page S-5 of this free writing prospectus.

(3)
The Class X Certificates will consist of two interest-only components and two principal-only components. The initial notional amount of the Class X Certificates is set forth in the table above but is not included in the aggregate class certificate balance of all the certificates offered

Summary
Issuing Entity

Alternative Loan Trust 2006-OA21, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

Countrywide Home Loans, Inc. originated approximately 86.69% of the initial mortgage loans. The remainder of the initial mortgage loans were originated by various other originators, which, individually, originated less than 10% of the initial mortgage loans.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan conveyed to the issuing entity on the closing date, the later of December 1, 2006 and the date of origination of that mortgage loan (referred to as the “initial cut-off date”).

For any mortgage loan conveyed to the issuing entity after the closing date, the later of the origination date of that mortgage loan and the first day of the month of the conveyance to the issuing entity.

Closing Date

On or about December 29, 2006.

Pre-Funding

If the aggregate stated principal balance as of the initial cut-off date of the mortgage loans conveyed to the issuing entity on the closing date is less than $1,315,000,000, an account (the “pre-funding account”) will be established with the trustee on the closing date and funded in an amount equal to the difference (referred to as the “pre-funded amount”). The pre-funded amount will not exceed 25% of the aggregate class certificate balance of all classes of certificates.

Funding Period:

If there is a pre-funded amount deposited into the pre-funding account on the closing date, the funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $150,000 and (y) January 31, 2007.

Use of Pre-Funded Amount:

Any pre-funded amount deposited in the pre-funding account on the closing date is expected to be used to purchase supplemental mortgage loans. Any pre-funded amount not used during the funding period to purchase supplemental mortgage loans will be distributed to holders of the senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Capitalized Interest Account

Because some of the mortgage loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from the mortgage loans to pay all of the interest due on the certificates on the first and possibly second distribution dates. If the pre-funding account is funded, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Restrictions on Supplemental Mortgage Loan Purchases:

Purchases of supplemental mortgage loans are subject to the same criteria as the initial mortgage loans and additional restrictions related to the composition of the mortgage loan group following the acquisition of the supplemental mortgage loans, as described in the prospectus supplement.

The Mortgage Loans

The mortgage pool will consist of 30-year and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties. The mortgage rate on each mortgage loan is fixed during an introductory period of one to three months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually.

The mortgage loans for which statistical information is presented in the prospectus supplement are referred to as the initial mortgage loans. The statistical information presented in the prospectus supplement regarding the initial mortgage loans is as of the initial cut-off date. The depositor believes that the information set forth in the prospectus supplement regarding the initial mortgage loans as of the initial cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date (the initial mortgage loans and any additional mortgage loans delivered on the closing date are referred to as the “closing date mortgage loans”). However, the statistical information presented in the prospectus supplement does not reflect all of the mortgage loans that will be included in the issuing entity. Supplemental mortgage loans will be included during the funding period. Further, certain initial mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be added to or substituted for the mortgage loans that are described in the prospectus supplement. Any addition or substitution will not result in a material difference in the closing date mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the initial mortgage loans presented in the prospectus supplement.

As of the initial cut-off date, the initial mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$1,013,060,447
Number of Mortgage Loans	2,623
Average Current Principal Balance	$386,222
Range of Current Principal Balances	$22,260 to $2,526,893
Weighted Average Mortgage Rate less any lender paid mortgage insurance	5.638%
Weighted Average Mortgage Rate	5.662%
Range of Mortgage Rates	1.000% to 9.875%
Weighted Average Minimum Mortgage Rate	3.393%
Weighted Average Maximum Mortgage Rate	9.983%
Weighted Average Original Loan-to-Value Ratio	74.37%
Percentage of Mortgage Loans with Original Loan-to-Value Ratios Greater than 80%	6.06%
Geographic Concentrations in excess of 10%:
California	46.18%
Florida	16.21%
Weighted Average Original Term to Stated Maturity	405 months
Weighted Average Remaining Term to Stated Maturity	403 months
Percentage of Mortgage Loans with Prepayment Charges	75.08%
Minimum FICO Score	520
Maximum FICO Score	823
Weighted Average FICO Score of Mortgage Loans with Known FICO Score	712
Number of Mortgage Loans with Unknown FICO Score	35
Percentage of Mortgage Loans with Unknown FICO Score	1.48%
Weighted Average Gross Margin	3.393%
Maximum Negative Amortization:
110%	7.42%
115%	92.58%
Weighted Average Maximum Negative Amortization	115%
Weighted Average Initial Payment Adjustment Date	November 2007

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance/Initial Notional Amount (1)	Type	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)

Offered Certificates
Class A-1	$700,239,000	Senior/Floating Pass-Through Rate/Super Senior	Aaa	AAA
Class A-2	$291,765,000	Senior/Floating Pass-Through Rate/Super Senior/Support	Aaa	AAA
Class A-3	$175,059,000	Senior/Floating Pass-Through Rate/Support	Aaa	AAA
Class X	$1,314,999,900(3)	Senior/Variable Pass-Through Rate/Component	Aaa	AAA
Class A-R	$100	Senior/Variable Pass-Through Rate/Residual	Aaa	AAA
Class M-1	$26,299,000	Subordinate/Floating Pass-Through Rate	Aa1	AA+
Class M-2	$26,299,000	Subordinate/Floating Pass-Through Rate	Aa1	AA
Class M-3	$9,862,000	Subordinate/Floating Pass-Through Rate	Aa1	AA-
Class M-4	$9,862,000	Subordinate/Floating Pass-Through Rate	Aa1	A+
Class M-5	$9,862,000	Subordinate/Floating Pass-Through Rate	Aa1	A
Class M-6	$6,575,000	Subordinate/Floating Pass-Through Rate	Aa2	A-
Class M-7	$6,575,000	Subordinate/Floating Pass-Through Rate	Aa2	BBB+
Class M-8	$6,575,000	Subordinate/Floating Pass-Through Rate	A1	BBB
Class M-9	$6,575,000	Subordinate/Floating Pass-Through Rate	A2	BBB-
Class M-10	$17,095,000	Subordinate/Floating Pass-Through Rate	Baa3	N/A

Non-Offered Certificates (4)
Class B-1	$5,259,000	Subordinate/Floating Pass-Through Rate
Class B-2	$5,260,000	Subordinate/Floating Pass-Through Rate
Class B-3	$11,838,900	Subordinate/Floating Pass-Through Rate
Class P (5)	$100	Prepayment Charges

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and, except in the case of the Class M-10 Certificates, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P was not asked to rate the Class M-10 Certificates. The Class B-1, Class B-2, Class B-3 and Class P Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
Solely for purposes of determining distributions of principal and interest and the allocation of realized losses and net deferred interest on the mortgage loans, the Class X Certificates are comprised of four components that are not separately transferable: two interest-only components (the Class X IO-1 and Class X IO-2 Components) and two principal-only components (the Class X PO-1 and Class X PO-2 Components). The interest-only and principal-only components of the Class X Certificates are sometimes referred to as IO Components and PO Components, respectively.

The IO Components of the Class X Certificates are notional amount, interest-only components that will not have component principal balances. Each PO Component will have a component principal balance (initially zero).

The notional amount of the Class X Certificates will equal the aggregate component notional amount of its IO Components. The class certificate balance of the Class X Certificates will equal the aggregate component principal balance of its PO Components.

IO Components. The “component notional amount” of the Class X IO-1 Component for the interest accrual period related to any distribution date will equal the sum of (1) the aggregate class certificate balance of the senior certificates (other than the Class A-R Certificates) and (2) the component principal balance of the Class X PO-1 Component immediately prior to such distribution date. The “component notional amount” of the Class X IO-2 Component for the interest accrual period related to any distribution date will equal the sum of (1) the excess, if any, of the sum of the aggregate stated principal balance of the mortgage loans as of the first day of the related due period and amounts on deposit in the pre-funding account over the sum of (a) the aggregate class certificate balance of the senior certificates and (b) the aggregate component principal balance of the PO Components and (2) the component principal balance of the Class X PO-2 Component immediately prior to such distribution date.

PO Components. The “component principal balance” of each PO Component will initially be zero and will increase depending on the amount of net deferred interest from the mortgage loans allocated to the IO Component with the same alpha-numeric designation, as described under “Description of the Certificates—Interest” in this free writing prospectus. The component principal balance of a PO Component will be reduced by all amounts actually distributed as principal on that component and all realized losses applied in reduction of principal on that component on all prior distribution dates and will be increased by amounts allocated as subsequent recoveries to that PO Component as described under “Description of the Certificates—Calculation of Class Certificate Balance.”

(4)
The Class B-1, Class B-2, Class B-3 and Class P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-1, Class B-2, Class B-3 and Class P Certificates is provided only to permit a better understanding of the offered certificates.

(5)
The Class P Certificates will be entitled to receive the prepayment charges received in respect of the mortgage loans. The Class P Certificates will have an initial class certificate balance of $100 and a notional amount equal the aggregate stated principal balance of the mortgage loans that require payment of a prepayment charge. The Class P Certificates will not bear interest.

The certificates also will have the following characteristics:

Class	Pass-Through Rate On or Before Optional Termination Date (1)	Pass-Through Rate After Optional Termination Date (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1	LIBOR + 0.190%	LIBOR + 0.380%	(2)	Actual/360 (3)
Class A-2	LIBOR + 0.260%	LIBOR + 0.520%	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.280%	LIBOR + 0.560%	(2)	Actual/360 (3)
Class X	(6)(7)	(6)(7)	calendar month (4)	30/360 (5)
Class A-R	(8)	(8)	calendar month (4)	30/360 (5)
Class M-1	LIBOR + 0.360%	LIBOR + 0.540%	(2)	Actual/360 (3)
Class M-2	LIBOR + 0.380%	LIBOR + 0.570%	(2)	Actual/360 (3)
Class M-3	LIBOR + 0.400%	LIBOR + 0.600%	(2)	Actual/360 (3)
Class M-4	LIBOR + 0.500%	LIBOR + 0.750%	(2)	Actual/360 (3)
Class M-5	LIBOR + 0.550%	LIBOR + 0.825%	(2)	Actual/360 (3)
Class M-6	LIBOR + 0.600%	LIBOR + 0.900%	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.150%	LIBOR + 1.725%	(2)	Actual/360 (3)
Class M-8	LIBOR + 1.650%	LIBOR + 2.475%	(2)	Actual/360 (3)
Class M-9	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)
Class M-10	LIBOR + 1.750%	LIBOR + 2.625%	(2)	Actual/360 (3)

Non-Offered Certificates
Class B-1	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class B-2	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class B-3	LIBOR + 1.750%	LIBOR + 1.750%	(2)	Actual/360 (3)
Class P	N/A	N/A	N/A	N/A

(1)
The pass-through rate on each class of certificates (other than the Class X and Class A-R Certificates) may adjust monthly based on the level of one-month LIBOR, subject to a cap. LIBOR for the related interest accrual period is calculated as described under “Description of the Certificates—Determination of LIBOR.”

(2)
The interest accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the accrual period.

(4)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(5)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(6)
The Class X Certificates will be entitled to receive on each distribution date the sum of the interest accrued on its IO Components (based upon the component notional amount of each IO Component) during the related interest accrual period at their respective pass-through rates for that distribution date, less any amounts that are used to pay carryover shortfall amounts in respect of any other classes of certificates as described herein. The PO Components of the Class X Certificates do not bear interest so they do not have a pass-through rate.

(7)
The pass-through rate for the Class X IO-1 Component for the interest accrual period for any distribution date will be equal to the excess, if any, of (1) the weighted average adjusted net mortgage rate of the mortgage loans (adjusted for amounts on deposit in the pre-funding account, if any) over (2) the weighted average of the pass-through rates of the senior certificates (other than the Class A-R Certificates) and the Class X PO-1 Component (weighted on the basis of the respective class certificate balances of the senior certificates (other than the Class A-R Certificates) and the component principal balance of the Class X PO-1 Component and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for the Class X IO-2 Component for the interest accrual period for any distribution date will be equal to the excess, if any, of (1) the weighted average adjusted net mortgage rate of the mortgage loans (adjusted for amounts on deposit in the pre-funding account, if any) over (2) the weighted average of the pass-through rates of the subordinated certificates (treating the Class X PO-2 Component as a subordinated certificate) for that distribution date (weighted on the basis of the respective class certificate balances of the subordinated certificates and the component principal balance of the Class X PO-2 Component and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

(8)
The pass-through rate for the Class A-R Certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates

Senior Certificates	Class A-1, Class A-2, Class A-3, Class X and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Class A-1, Class A-2, Class A-3, Class M and Class B Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

Offered Certificates	Senior Certificates and Class M Certificates

IO Components	Class X IO-1 and Class X IO-2 Components

PO Components	Class X PO-1 and Class X PO-2 Components

Record Date

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

Class A-R and Class X Certificates:

The last business day of the month preceding the month of the distribution date.

Denominations

Offered Certificates other than the Class X and

Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class X Certificates:

$100,000 (Notional Amount) and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on January 22, 2007, and thereafter on the 20th day of each calendar month, or if the 20th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in March 2047. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page S-8.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates or the IO Components will be entitled to receive:

•
interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or component notional amount, as applicable, immediately prior to that distribution date, and

•	any interest remaining unpaid from prior distribution dates, less

•	any net deferred interest allocated to that class or component for that distribution date, less

•	any net interest shortfalls allocated to that class or component for that distribution date.

The PO Components do not bear interest.

Net Deferred Interest:

For any distribution date, the amount of the net deferred interest on the mortgage loans that will be allocated to the certificates will equal the excess, if any, of:

•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date, over

•
the amount of principal prepayments and subsequent recoveries received on the mortgage loans during the calendar month prior to that distribution date (this amount is referred to as the “net deferred interest”).

For any distribution date, the senior percentage of the amount of net deferred interest on the mortgage loans will be allocated to the senior certificates or IO Components and the subordinated percentage of that net deferred interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the net deferred interest allocated to a class of certificates or an IO Component will generally be an amount equal to the excess, if any, of:

•	the amount of interest accrued on the class of certificates or the IO Component at its pass-through rate during the interest accrual period related to that distribution date, over

•
the amount of interest that would have accrued if the pass-through rate for that class of certificates or IO Component was equal to the adjusted rate cap for that class or component and distribution date, in each case not to exceed the interest entitlement for that class or component for that distribution date.

The amount of net deferred interest allocated to a class of certificates or IO Component will be added to the class certificate balance of the class or, in the case of an IO Component, to the component principal balance of the PO Component with the same alpha-numeric designation.

Allocation of Interest Shortfalls:

For any distribution date, the interest entitlement for each interest-bearing class of certificates or IO Component will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:

•	prepayments on the mortgage loans and

•	reductions in the interest rate on the mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls for the mortgage loans on any distribution date will be allocated pro rata among all classes of interest-bearing certificates (or IO Components thereof), based on their respective entitlements, in each case before taking into account any reduction in the entitlements from net interest shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution of the interest entitlement on the interest-bearing certificates and IO Components in the order described below under “—Priority of Distributions Among Certificates”, interest will be distributed on each class of certificates and IO Components of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and IO Components will be entitled to receive on the next distribution date. Any unpaid interest amount carried forward will not bear interest.

Carryover Shortfall Amount:

If the pass-through rate on a class of LIBOR Certificates for the interest accrual period related to a distribution date is limited by the rate cap, any resulting interest shortfall (referred to as a “carryover shortfall amount”) may be paid on that distribution date or (except in the case of the Class B Certificates) on future distribution dates from amounts otherwise distributable as interest on one of the IO Components as described below under “—Priority of Distributions.”

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Generally, the principal collections from the mortgage loans are allocated to the senior certificates as set forth below, and any remainder is allocated to the subordinated certificates:

•
in the case of scheduled principal collections, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all of the certificates, and

•
in the case of net principal prepayments, the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the tenth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing,

•	no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied, and

•
if the subordination percentage meets a certain threshold and certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied (referred to as the “two-times test”), the senior prepayment percentage will step down prior to the tenth anniversary of the first distribution date, and will be a smaller percentage than would be the case if the two times test were not met.

Principal will be distributed on each class of certificates or PO Component entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The IO Components are not entitled to receive any principal distributions.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest),

•	subsequent recoveries with respect to the mortgage loans,

•
partial or full prepayments of the mortgage loans collected during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest,

•	any substitution adjustment amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period,

•	the amounts, if any, withdrawn from the capitalized interest account on any distribution date on or prior to the February 2007 distribution date, and

•	the amount, if any, remaining on deposit in the pre-funding account on the distribution date following the end of the funding period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•
the master servicing fee and additional servicing compensation (as described in this free writing prospectus under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses” and “Description of the Certificates—Priority of Distributions Among Certificates”) due to the master servicer,

•	the trustee fee due to the trustee,

•	lender paid mortgage insurance premiums, if any,

•	all prepayment charges (which are distributable only to the Class P Certificates),

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement, and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.375% per annum (referred to as the master servicing fee rate). The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described under “Servicing of Mortgage Loans—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans as described under “Description of the Certificates—Priority of Distributions Among Certificates” in this free writing prospectus.

Source and Priority of Distributions:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•
to interest on the interest-bearing classes of senior certificates and IO Components, pro rata, based on their respective interest entitlements; provided, that amounts distributable to the IO Components (after allocation of net deferred interest) will first be deposited into the carryover shortfall reserve fund,

•	to principal of the classes of the senior certificates and the PO Components then entitled to receive distributions of principal, in the order and subject to the priorities set forth below,

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth below, and

•	from any remaining available funds, to the Class A-R Certificates.

Carryover Shortfall Reserve Fund

On each distribution date, all amounts distributable as interest to the IO Components will be deposited in the carryover shortfall reserve fund and will be distributed as follows:

•
from amounts otherwise distributable to the Class X IO-1 Component, concurrently, to the LIBOR Certificates that are senior certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates,

•
from amounts otherwise distributable to the Class X IO-2 Component, concurrently, to each class of subordinated certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of each class of subordinated certificates.

Any amounts that were distributable to an IO Component but were not used to pay carryover shortfall amounts as described above will be distributed to the Class X Certificates.

Holders of the Class X Certificates will not be entitled to reimbursement for any amounts in respect of interest otherwise payable to an IO Component that was used to pay carryover shortfall amounts on other classes of certificates.

Principal

On each distribution date, the principal amount will be distributed as described above under “—Priority of Distributions Among Certificates” as principal first with respect to the senior certificates (or with respect to the Class X Certificates, the PO Components) in an amount up to the senior principal distribution amount, and second as principal of the subordinated certificates, in an amount up to the subordinated principal distribution amount.

Senior Certificates:

On each distribution date, the principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	first, to the Class A-R Certificates, until its class certificate balance is reduced to zero, and

•
second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates and the PO Components, pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero.

Subordinated Certificates; Applicable Credit Support Percentage Trigger:

On each distribution date, to the extent of available funds available restricted class”), the restricted class will not receive distributions of the net principal prepayment amount. Instead, the portion of the net principal prepayment amount otherwise distributable to each restricted class will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated in the following order of priority:

•
to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero, then

•
to the senior certificates (other than the IO Components), pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero, provided that any realized losses allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated sequentially to the Class A-3, Class A-2 and Class A-1 Certificates, in that order, in each case until their respective class certificate balances are reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of net deferred interest and realized losses, the aggregate class certificate balance of all classes of certificates exceeds the sum of the pool principal balance and the amount on deposit in the pre-funding account, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the classes of subordinated certificates. Among the subordinated certificates offered by this free writing prospectus, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class M and Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates (other than the IO Components) in accordance with the priorities set forth above under “—Allocation of Realized Losses.”

Additionally, as described above under “—Principal Payments,” unless certain conditions are met, the senior prepayment percentage (which determines the allocation of the net principal prepayments between the senior certificates and the subordinated certificates) will equal or exceed the senior percentage (which represents the senior certificates’ pro rata percentage interest in the mortgage loans). This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage loans evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 5% of the sum of (x) the aggregate stated principal balance of the closing date mortgage loans as of the initial cut-off date and (y) the amount deposited in the pre-funding account on the closing date.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets in the carryover shortfall reserve fund, the pre-funding account and the capitalized interest account) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The LIBOR Certificates will also represent rights to receive carryover shortfall amounts. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The Class A-1 Certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of the benefit plan, so long as certain conditions are met.

The offered certificates (other than the Class A-1 Certificates) may not be purchased or held by employee benefit plans or other retirement arrangements subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code of 1986, unless such purchase or holding is made by an insurance company using funds contained in an insurance company general account and so long as certain requirements are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

As of the initial cut-off date, approximately 86.69% of the Initial Mortgage Loans by aggregate principal balance of the Initial Mortgage Loans were originated by Countrywide Home Loans, Inc., and the remainder of the Initial Mortgage Loans were originated by unrelated third parties.

INITIAL MORTGAGE LOANS

Loan Program

Loan Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
One-Year MTA - 40/30 Balloon	1	$232,586	0.02%	232,586	8.258	352	666	80.00
Eleventh District COFI	5	1,831,623	0.18	366,325	5.716	410	734	75.99
One-Month LIBOR	100	32,549,396	3.21	325,494	7.398	373	725	72.29
One-Year MTA	2,517	978,446,842	96.58	388,735	5.604	404	711	74.43
Total	2,623	$1,013,060,447	100.00%

Current Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Less than 50,000.01	2	$59,060	0.01%	29,530	4.648	434	672	69.68
50,000.01-100,000.00	49	3,777,173	0.37	77,085	6.034	374	712	69.33
100,000.01-150,000.00	180	23,067,624	2.28	128,153	6.388	385	721	75.77
150,000.01-200,000.00	345	61,766,501	6.10	179,033	6.066	393	713	74.83
200,000.01-250,000.00	334	75,376,760	7.44	225,679	5.884	399	712	76.12
250,000.01-300,000.00	322	89,030,303	8.79	276,492	5.690	396	713	76.54
300,000.01-350,000.00	274	88,748,252	8.76	323,899	5.848	403	711	75.36
350,000.01-400,000.00	232	87,572,959	8.64	377,470	5.868	409	705	76.49
400,000.01-450,000.00	192	81,418,857	8.04	424,057	5.399	413	712	76.10
450,000.01-500,000.00	142	67,359,529	6.65	474,363	5.355	403	716	74.19
500,000.01-550,000.00	117	61,313,233	6.05	524,045	5.408	409	711	75.81
550,000.01-600,000.00	90	52,089,003	5.14	578,767	4.842	415	714	76.38
600,000.01-650,000.00	78	49,341,724	4.87	632,586	5.106	410	696	76.76
650,000.01-700,000.00	39	26,111,435	2.58	669,524	5.839	401	713	74.60
700,000.01-750,000.00	36	26,208,598	2.59	728,017	4.686	392	734	72.16
750,000.01-1,000,000.00	114	99,607,934	9.83	873,754	5.494	404	714	71.90

Range of Current Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1,000,000.01-1,500,000.00	45	57,181,608	5.64	1,270,702	5.384	404	712	67.69
1,500,000.01-2,000,000.00	16	27,538,425	2.72	1,721,152	6.544	406	735	64.24
Greater than 2,000,000.00	16	35,491,472	3.50	2,218,217	7.360	396	688	70.94
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the average current mortgage loan principal balance of the Initial Mortgage Loans was approximately $386,222.

Original Principal Balances

Range of Original Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Less than 50,000.01	1	$36,800	0.00%	36,800	2.750	480	623	80.00
50,000.01 - 100,000.00	50	3,877,223	0.38	77,544	6.078	374	713	69.39
100,000.01 - 150,000.00	183	23,574,370	2.33	128,822	6.413	384	720	75.43
150,000.01 - 200,000.00	344	61,787,941	6.10	179,616	6.067	394	714	75.11
200,000.01 - 250,000.00	340	76,785,224	7.58	225,839	5.926	399	711	75.80
250,000.01 - 300,000.00	327	90,949,945	8.98	278,134	5.746	396	712	76.67
300,000.01 - 350,000.00	263	85,521,212	8.44	325,176	5.755	404	712	75.33
350,000.01 - 400,000.00	244	92,497,990	9.13	379,090	5.999	408	703	76.34
400,000.01 - 450,000.00	186	79,415,870	7.84	426,967	5.323	413	715	76.09
450,000.01 - 500,000.00	140	66,756,838	6.59	476,835	5.326	402	715	74.18
500,000.01 - 550,000.00	112	58,836,939	5.81	525,330	5.295	411	712	76.10
550,000.01 - 600,000.00	92	53,344,282	5.27	579,829	4.936	414	713	76.10
600,000.01 - 650,000.00	84	53,422,314	5.27	635,980	5.317	407	699	76.82
650,000.01 - 700,000.00	31	20,930,087	2.07	675,164	5.303	409	709	74.49
700,000.01 - 750,000.00	35	25,503,973	2.52	728,685	4.584	390	735	72.08
750,000.01 - 1,000,000.00	115	100,613,372	9.93	874,899	5.516	405	714	71.91
1,000,000.01 - 1,500,000.00	44	56,176,170	5.55	1,276,731	5.344	403	712	67.60
1,500,000.01 - 2,000,000.00	18	31,552,144	3.11	1,752,897	6.777	408	728	65.20
Greater than 2,000,000.00	14	31,477,753	3.11	2,248,411	7.230	393	691	70.84
Total	2,623	$1,013,060,447	100.00%

State Distribution of Mortgaged Properties(1)

State	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Alabama	9	$1,079,128	0.11%	119,903	7.560	384	707	78.20
Alaska	4	955,586	0.09	238,897	7.650	354	736	78.38
Arizona	83	22,409,592	2.21	269,995	6.938	390	723	75.63
Arkansas	3	2,661,612	0.26	887,204	6.650	356	709	67.01
California	938	467,841,706	46.18	498,765	5.457	420	707	73.21
Colorado	19	6,786,696	0.67	357,195	5.310	390	729	76.96
Connecticut	12	4,498,981	0.44	374,915	6.460	378	703	74.00
Delaware	7	2,615,892	0.26	373,699	6.612	377	716	77.37
District of Columbia	5	1,556,654	0.15	311,331	6.714	359	678	75.32
Florida	553	164,231,157	16.21	296,982	5.907	399	706	76.25
Georgia	24	7,670,820	0.76	319,618	5.532	388	703	72.17
Hawaii	38	19,083,020	1.88	502,185	6.582	411	743	71.88
Idaho	10	2,249,771	0.22	224,977	6.507	389	705	76.19
Illinois	92	46,449,698	4.59	504,888	3.271	369	733	68.04
Indiana	5	616,873	0.06	123,375	6.965	360	770	80.57
Iowa	2	450,030	0.04	225,015	6.160	355	745	79.20
Kentucky	5	927,906	0.09	185,581	8.361	409	744	81.80
Maryland	77	26,307,903	2.60	341,661	6.315	384	706	77.65
Massachusetts	16	5,225,545	0.52	326,597	7.748	384	707	77.16
Michigan	80	21,145,392	2.09	264,317	4.723	368	727	75.88
Minnesota	43	13,200,035	1.30	306,978	6.178	389	722	74.81
Mississippi	2	262,420	0.03	131,210	8.139	358	679	80.55
Missouri	10	2,015,723	0.20	201,572	5.632	382	738	84.26
Nevada	80	27,332,791	2.70	341,660	6.570	391	715	77.99
New Hampshire	5	1,464,486	0.14	292,897	5.374	397	716	79.51
New Jersey	60	21,800,915	2.15	363,349	5.215	374	726	76.86
New Mexico	8	2,400,972	0.24	300,122	3.788	377	733	78.74
New York	18	9,827,789	0.97	545,988	6.623	357	718	60.97
North Carolina	17	7,377,384	0.73	433,964	6.991	383	721	73.98
North Dakota	4	898,400	0.09	224,600	1.719	365	729	80.00
Ohio	39	7,390,807	0.73	189,508	5.166	385	718	78.20
Oklahoma	2	380,909	0.04	190,455	6.397	399	733	89.89
Oregon	38	10,820,209	1.07	284,742	5.318	403	713	76.18

State	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Pennsylvania	47	13,079,791	1.29	278,293	6.096	374	719	76.41
Rhode Island	1	114,981	0.01	114,981	8.375	350	578	90.00
South Carolina	8	6,181,429	0.61	772,679	7.272	395	703	78.46
Tennessee	8	2,087,868	0.21	260,984	7.826	435	687	78.66
Texas	43	12,409,329	1.22	288,589	7.141	397	693	77.22
Utah	29	8,029,184	0.79	276,868	6.511	378	724	75.51
Vermont	1	270,108	0.03	270,108	8.375	479	753	80.00
Virginia	77	32,200,935	3.18	418,194	5.977	397	712	77.48
Washington	77	22,843,056	2.25	296,663	6.256	405	714	76.38
West Virginia	3	603,717	0.06	201,239	6.104	438	701	78.04
Wisconsin	20	5,139,326	0.51	256,966	5.561	371	723	77.94
Wyoming	1	163,919	0.02	163,919	8.000	350	789	80.00
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, no more than approximately 1.179% of the Initial Mortgage Loans was secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.01-50.00	112	$44,312,074	4.37%	395,644	4.787	392	737	41.39
50.01-55.00	52	21,205,147	2.09	407,791	4.432	389	740	53.29
55.01-60.00	85	38,571,482	3.81	453,782	5.999	400	723	58.16
60.01-65.00	103	48,267,596	4.76	468,617	5.718	396	713	63.47
65.01-70.00	323	129,311,943	12.76	400,347	5.424	405	717	69.04
70.01-75.00	281	142,786,239	14.09	508,136	6.253	400	708	74.07
75.01-80.00	1,431	527,253,785	52.05	368,451	5.441	407	708	79.65
80.01-85.00	20	4,453,689	0.44	222,684	6.426	391	697	83.56
85.01-90.00	140	36,423,939	3.60	260,171	7.426	398	706	89.44
90.01-95.00	76	20,474,552	2.02	269,402	7.852	400	706	94.81
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the weighted average original Loan-to-Value Ratio of the Initial Mortgage Loans was approximately 74.37%.

(2)	Does not take into account any secondary financing on the Initial Mortgage Loans that may exist at the time of origination.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
0.501 - 1.000	162	$57,017,211	5.63%	351,958	1.000	361	704	74.67
1.001 - 1.500	310	118,602,102	11.71	383,282	1.376	414	718	75.15
1.501 - 2.000	273	131,030,930	12.93	479,967	1.838	387	723	69.75
2.001 - 2.500	124	49,445,209	4.88	398,752	2.347	394	686	73.97
2.501 - 3.000	60	18,997,889	1.88	316,631	2.856	443	660	79.44
3.001 - 3.500	20	5,360,677	0.53	268,034	3.363	427	681	80.26
3.501 - 4.000	8	1,858,420	0.18	232,303	3.818	403	686	83.17
4.001 - 4.500	5	827,186	0.08	165,437	4.375	360	700	93.17
4.501 - 5.000	10	2,846,282	0.28	284,628	4.837	383	690	90.98
5.001 - 5.500	4	1,025,357	0.10	256,339	5.371	393	672	93.63
5.501 - 6.000	5	1,051,767	0.10	210,353	5.725	360	708	91.16
6.001 - 6.500	9	7,299,481	0.72	811,053	6.326	377	711	66.65
6.501 - 7.000	51	22,793,720	2.25	446,936	6.851	372	737	71.98
7.001 - 7.500	141	49,792,643	4.92	353,139	7.305	379	730	73.22
7.501 - 8.000	443	164,387,131	16.23	371,077	7.839	403	724	73.48
8.001 - 8.500	796	314,482,159	31.04	395,078	8.291	417	705	75.06
8.501 - 9.000	136	48,389,861	4.78	355,808	8.715	431	697	76.80
9.001 - 9.500	53	14,797,120	1.46	279,191	9.276	376	714	88.00
9.501 - 10.000	13	3,055,302	0.30	235,023	9.707	366	660	90.92
Total	2,623	$1,013,060,447	100.00%

(1)
The current mortgage rates listed in the preceding table include lender paid mortgage insurance premiums. As of the initial cut-off date, the weighted average current mortgage rate of the Initial Mortgage Loans was approximately 5.662% per annum. As of the initial cut-off date, the weighted average current mortgage rate of the Initial Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 5.638% per annum.

Types of Mortgaged Properties

Property Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Single Family Residence	1,680	$648,356,207	64.00%	385,926	5.576	403	709	73.88
Planned Unit Development	458	204,071,179	20.14	445,570	5.837	401	717	74.80
Condominium	291	80,068,961	7.90	275,151	5.826	404	721	77.79
2-4 Family Residence	140	59,192,015	5.84	422,800	5.462	414	710	72.78
High-rise Condominium	54	21,372,086	2.11	395,779	6.550	392	715	76.32
Total	2,623	$1,013,060,447	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Refinance (cash-out)	1,084	$402,086,022	39.69%	370,928	5.484	409	707	72.23
Purchase	811	298,423,586	29.46	367,970	5.987	401	721	78.49
Refinance(rate/term)	728	312,550,839	30.85	429,328	5.581	398	708	73.19
Total	2,623	$1,013,060,447	100.00%

Occupancy Types(1)

Occupancy Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Owner Occupied	2,117	$860,593,110	84.95%	406,515	5.604	403	710	74.41
Investment Property	304	86,321,185	8.52	283,951	5.733	420	719	72.43
Secondary Residence	202	66,146,152	6.53	327,456	6.321	391	726	76.40
Total	2,623	$1,013,060,447	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
480	476	$207,765,952	20.51%	436,483	4.718	480	701	74.65
479	278	109,365,214	10.80	393,400	8.120	479	717	75.00
478	80	27,768,144	2.74	347,102	8.135	478	707	76.54
477	33	12,693,720	1.25	384,658	8.040	477	709	77.68
476	14	6,254,968	0.62	446,783	8.434	476	662	76.74
475	13	3,921,597	0.39	301,661	8.139	475	726	77.58
474	15	6,088,684	0.60	405,912	8.264	474	737	79.27
473	7	2,127,053	0.21	303,865	8.407	473	685	75.41
471	1	704,625	0.07	704,625	8.375	471	703	75.00
360	716	267,481,337	26.40	373,577	3.426	360	710	74.30
359	471	184,437,332	18.21	391,587	5.859	359	710	74.36
358	150	66,543,100	6.57	443,621	6.888	358	725	72.00
357	61	20,157,906	1.99	330,457	7.972	357	729	70.50
356	45	15,638,211	1.54	347,516	7.880	356	726	74.81
355	50	21,111,572	2.08	422,231	8.075	355	727	73.16
354	57	16,421,317	1.62	288,093	8.030	354	732	76.27
353	26	7,034,029	0.69	270,540	8.145	353	722	73.02
352	46	13,168,639	1.30	286,275	7.636	352	731	74.69
351	40	10,768,100	1.06	269,202	7.429	351	729	72.80
350	34	9,812,933	0.97	288,616	7.376	350	727	72.98
349	3	894,948	0.09	298,316	7.542	349	774	67.97
348	1	378,993	0.04	378,993	8.250	348	704	77.55
344	1	151,329	0.01	151,329	7.287	344	768	80.00
343	1	120,627	0.01	120,627	8.000	343	807	80.00
342	1	384,663	0.04	384,663	7.875	342	740	67.27
341	1	918,813	0.09	918,813	7.500	341	747	75.00
339	1	310,556	0.03	310,556	7.500	339	615	42.25
337	1	636,085	0.06	636,085	7.750	337	581	80.00
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the weighted average remaining term to maturity of the Initial Mortgage Loans was approximately 403 months.

Documentation Programs

Documentation Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Reduced	1,670	$724,463,002	71.51%	433,810	5.565	409	710	74.06
Stated Income/Stated Asset	254	76,301,998	7.53	300,402	5.469	408	729	72.43
Full/Alternative	630	182,172,679	17.98	289,163	6.595	384	715	75.84
No Ratio	37	18,063,329	1.78	488,198	3.160	383	684	78.50
Preferred	2	540,551	0.05	270,276	8.500	357	796	63.67
No Income/No Asset	30	11,518,888	1.14	383,963	2.073	366	707	77.31
Total	2,623	$1,013,060,447	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
501-520	1	$309,458	0.03%	309,458	8.250	352	520	89.82
561-580	4	1,225,389	0.12	306,347	8.581	422	576	79.37
581-600	3	961,163	0.09	320,388	7.593	342	585	70.32
601-620	24	9,979,384	0.99	415,808	6.802	422	615	70.13
621-640	156	59,317,518	5.86	380,241	5.614	408	631	75.26
641-660	231	85,221,656	8.41	368,925	5.768	411	651	75.29
661-680	311	119,392,414	11.79	383,898	5.339	407	670	76.84
681-700	404	163,290,471	16.12	404,184	5.672	409	692	76.34
701-720	349	141,059,366	13.92	404,182	5.710	403	710	73.95
721-740	321	126,401,385	12.48	393,774	5.669	409	731	75.22
741-760	277	101,340,749	10.00	365,851	5.535	395	750	73.45
761-780	250	94,847,941	9.36	379,392	5.907	394	771	72.13
781-800	185	66,833,646	6.60	361,263	5.156	394	789	71.28
801-820	71	27,514,637	2.72	387,530	5.859	397	807	66.97
821-840	1	330,000	0.03	330,000	1.000	360	823	39.05
Unknown	35	15,035,271	1.48	429,579	7.335	364	N/A	72.21
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the non-zero weighted average FICO Credit Score of the mortgagors related to the Initial Mortgage Loans was approximately 712.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
None	561	$252,440,997	24.92%	449,984	5.294	378	734	71.29
6	1	368,719	0.04	368,719	1.000	359	629	80.00
12	120	49,628,185	4.90	413,568	4.852	420	714	75.07
24	14	4,804,788	0.47	343,199	1.751	359	687	80.02
30	1	166,500	0.02	166,500	8.000	480	676	90.00
36	1,925	705,266,595	69.62	366,372	5.878	412	704	75.38
60	1	384,663	0.04	384,663	7.875	342	740	67.27
Total	2,623	$1,013,060,447	100.00%

Months to Next Adjustment Date(1)

Months to Next Adjustment Date	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1	2,483	$936,237,397	92.42%	377,059	5.958	406	709	74.97
2	56	35,728,267	3.53	638,005	1.974	365	749	63.08
3	84	41,094,783	4.06	489,224	2.123	368	742	70.41
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the weighted average months to the next Adjustment Date of the Initial Mortgage Loans was approximately 1 month.

Gross Margins(1)

Range of Gross Margins (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1.001 - 2.000	17	$12,665,337	1.25%	745,020	5.662	390	712	67.47
2.001 - 3.000	445	166,733,279	16.23	369,533	6.430	388	729	73.24
3.001 - 4.000	1,976	772,898,475	76.29	391,143	5.487	408	709	74.05
4.001 - 5.000	174	60,643,860	5.99	348,528	5.772	382	696	82.34
5.001 - 6.000	11	2,410,538	0.24	219,140	6.786	370	675	90.91
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the weighted average gross margin of the Initial Mortgage Loans was approximately 3.393%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
8.001 - 9.000	1	$85,638	0.01%	85,638	8.375	352	622	75.00
9.001 - 10.000	2,535	977,501,124	96.49	385,602	5.621	403	712	74.30
10.001 - 11.000	53	22,091,522	2.18	416,821	7.702	431	715	74.34
11.001 - 12.000	28	11,387,416	1.12	406,693	4.714	373	700	78.17
12.001 - 13.000	2	397,824	0.04	198,912	8.395	359	652	80.00
13.001 - 14.000	4	1,596,924	0.16	399,231	8.252	434	735	90.09
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the weighted average Maximum Mortgage Rate of the Initial Mortgage Loans was approximately 9.983% per annum.

Next Interest Adjustment Dates

Next Interest Adjustment Date	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
January 2007	2,304	$861,869,374	85.08%	374,075	6.057	405	710	74.97
February 2007	235	110,096,290	10.87	468,495	3.893	403	714	71.17
March 2007	79	39,388,933	3.89	498,594	2.126	369	742	70.11
April 2007	5	1,705,850	0.17	341,170	2.058	360	735	77.33
Total	2,623	$1,013,060,447	100.00%

Fixed Mortgage Rate Period(1)

Fixed Mortgage Rate Period (months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1	2,451	$918,969,484	90.71%	374,937	6.001	407	708	75.17
3	172	94,090,964	9.29	547,040	2.348	367	744	66.58
Total	2,623	$1,013,060,447	100.00%

(1)
During this period of time after origination, the Initial Mortgage Rates on the applicable Initial Mortgage Loans are fixed and are lower than the sum of the related Mortgage Index and the related Gross Margin.

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
1.001 - 2.000	17	$12,665,337	1.25%	745,020	5.662	390	712	67.47
2.001 - 3.000	445	164,442,237	16.23	369,533	6.430	389	729	73.24
3.001 - 4.000	1,976	772,898,475	76.29	391,143	5.487	408	709	74.05
4.001 - 5.000	174	60,643,860	5.99	348,528	5.772	382	696	82.34
5.001 - 6.000	11	2,410,538	0.24	219,140	6.786	370	675	90.91
Total	2,623	$1,013,060,447	100.00%

(1)	As of the initial cut-off date, the weighted average Minimum Mortgage Rate of the Initial Mortgage Loans was approximately 3.393% per annum.

Maximum Negative Amortization(1)

Maximum Negative Amortization (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate(%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
110	174	$75,160,451	7.42%	431,957	4.567	371	698	74.22
115	2,449	937,899,997	92.58	382,973	5.750	406	713	74.38
Total	2,623	$1,013,060,447	100.00%

(1)	Reflects maximum allowable percentage of original unpaid principal balance.

Initial Recast Period(1)

Initial Recast Period (months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate(%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to- Value Ratio (%)
60	1,308	$478,188,555	47.20%	365,588	5.980	388	717	73.52
120	1,315	534,871,892	52.80	406,747	5.378	416	707	75.13
Total	2,623	$1,013,060,447	100.00%

(1)
At the end of this period and every fifth year thereafter, the monthly payment for a Mortgage Loan is adjusted so that it is sufficient to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.

Servicing of Mortgage Loans

Servicing Compensation and Payment of Expenses

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•
the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” for each Mortgage Loan is 0.375% per annum.

In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the Mortgage Loans as described under “Description of the Certificates—Fees and Expenses”.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Principal prepayments by borrowers received by the master servicer will be distributed to certificateholders on the Distribution Date in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the certificateholders the full amount of interest to which they would be entitled for each prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”).

If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to the certificateholders will be reduced by the amount of the excess.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2006-OA21 will consist of the Class A-1, Class A-2, Class A-3, Class X, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10, Class B-1, Class B-2, Class B-3 and Class P Certificates. Only the classes of certificates listed on the cover page are offered by this free writing prospectus (the “offered certificates”). The Class B-1, Class B-2, Class B-3 and Class P Certificates are not offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-1, Class B-2, Class B-3 and Class P Certificates is provided only to permit a better understanding of the offered certificates.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates

Senior Certificates	Class A-1, Class A-2, Class A-3, Class X and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Class A-1, Class A-2, Class A-3, Class M and Class B Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

IO Components	Class X IO-1 and Class X IO-2 Components

PO Components	Class X PO-1 and Class X PO-2 Components

Offered Certificates	Senior Certificates and Class M Certificates

Private Certificates	Class B-1, Class B-2, Class B-3 and Class P Certificates

The certificates are generally referred to as the following types:

Class	Type

Class A-1 Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-3 Certificates	Senior/Floating Pass-Through Rate/ Support

Class X Certificates	Senior/Variable Pass-Through Rate/Component

Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual

Subordinated Certificates	Subordinate/Floating Pass-Through Rate

Class P Certificates	Prepayment Charges

The Class P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates.

The senior certificates will have an initial aggregate Class Certificate Balance of approximately $1,167,063,100 and will evidence in the aggregate an initial beneficial ownership interest of approximately 88.75% in the issuing entity. The subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Class of Subordinated Certificates	Initial Beneficial Ownership Interest
Class M-1	2.00%
Class M-2	2.00%
Class M-3	0.75%
Class M-4	0.75%
Class M-5	0.75%
Class M-6	0.50%
Class M-7	0.50%
Class M-8	0.50%
Class M-9	0.50%
Class M-10	1.30%
Class B-1	0.40%
Class B-2	0.40%
Class B-3	0.90%

The initial Class Certificate Balances or initial Notional Amounts of the certificates may vary in the aggregate by plus or minus 10%.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the Class X Certificates) as of any Distribution Date is the initial Class Certificate Balance of the class, reduced by the sum of

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class,

and, increased by

•
the amount of Net Deferred Interest incurred by the Mortgage Loans and allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”;

provided, however to the extent Realized Losses have been allocated to the Class Certificate Balances or Component Principal Balances of the certificates or components, the Class Certificate Balances or Component Principal Balances of the classes to which the Realized Losses have been allocated will be increased, sequentially in the order of distribution priority (from highest to lowest), by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any related class of certificates or component, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance or Component Principal Balance of that class of certificates or component.

In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates, following all distributions and the allocation of Realized Losses on any Distribution Date, exceeds the sum of the pool principal balance and the amount on deposit in the Pre-Funding Account.

The calculation of the Class Certificate Balance of the Class X Certificates is described under “—Component Class” below.

Component Class

Solely for purposes of calculating distributions of principal and interest and the allocation of Realized Losses and Net Deferred Interest, the Class X Certificates will be made up of the components having the designations, initial Component Principal Balances and initial Component Notional Amounts set forth below.

Class	Component Designation	Initial Component Principal Balance	Initial Component Notional Amount

Class X Certificates	Class X IO-1 Component	N/A	$1,167,063,000
	Class X IO-2 Component	N/A	$147,936,900
	Class X PO-1 Component	$0	N/A
	Class X PO-2 Component	$0	N/A

The initial Component Notional Amounts set forth in the preceding table may vary by plus or minus 10%. The components comprising the Class X Certificates will not be separately transferable from such class of certificates.

The “Class Certificate Balance” of the Class X Certificates will equal the aggregate Component Principal Balance of its PO Components, and the “Notional Amount” of the Class X Certificates will equal the aggregate Component Notional Amount of its IO Components.

IO Components. Each of the Class X IO-1 and Class X IO-2 Components is referred to as an “IO Component.” An IO Component will not have a Component Principal Balance and is not entitled to any distributions in respect of principal, but will bear interest on its respective outstanding Component Notional Amount.

For the interest accrual period related to any Distribution Date, the “Component Notional Amount” of the IO Components will be equal to:

•
for the Class X IO-1 Component, the sum of (i) the aggregate Class Certificate Balance of the Class A-1, Class A-2 and Class A-3 Certificates immediately prior to that Distribution Date and (ii) the Component Principal Balance of the Class X PO-1 Component immediately prior to that Distribution Date,

•
for the Class X IO-2 Component, the sum of (1) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period and the amount on deposit in the Pre-Funding Account over the sum of (a) the aggregate Class Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-R Certificates immediately prior to that Distribution Date and (b) the aggregate Component Principal Balance of the PO Components immediately prior to that Distribution Date and (2) the Component Principal Balance of the Class X PO-2 Component immediately prior to that Distribution Date.

PO Components. Each of the Class X PO-1 and Class X PO-2 Components is referred to as a “PO Component.” The PO Components do not have pass-through rates and do not bear interest.

Each PO Component will have a “Component Principal Balance” (initially, equal to zero) that will increase by:

•	the amount of Net Deferred Interest on the Mortgage Loans allocated to the IO Component with the same alpha-numeric designation, and

•	the amount of Subsequent Recoveries allocated to that PO Component as described under “—Calculation of Class Certificate Balance” above,

and will decrease by

•	all amounts actually distributed as principal of that PO Component on all prior Distribution Dates, and

•	all Realized Losses applied in reduction of principal of that PO Component on all prior Distribution Dates.

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates (or in the case of the Class X Certificates, the initial Notional Amount of that class of certificates) and that will be held by a depository, which will initially be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing (i) an original principal amount or notional amount of $25,000 and integral multiples of $1 in excess thereof, in the case of the LIBOR Certificates and (ii) Notional Amounts of $100,000 and integral multiples of $1 in excess thereof, in the case of the Class X Certificates. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each interest accrual period thereafter at the applicable rate determined as described in the table under “—Interest” below. “LIBOR” applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the next interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.350%.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, N.A., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the initial cut-off date or supplemental cut-off date, as applicable (other than in respect of principal and interest due on the Mortgage Loans on or before the initial cut-off date or supplemental cut-off date, as applicable) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including Principal Prepayments,

•	all payments on account of interest on the Mortgage Loans, net of the related master servicing fee (as adjusted by Compensating Interest payments) and any lender paid mortgage insurance premiums,

•	all payments on account of prepayment charges on the Mortgage Loans,

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible,

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”),

•	all Substitution Adjustment Amounts, and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors—Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•
to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”,

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan in respect of which any such Advance was made,

•
to reimburse each of the master servicer and the trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan, and their respective portions of the nonrecoverable advance),

•	to reimburse the master servicer for insured expenses from the related insurance proceeds,

•
to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (1) the preservation, restoration and protection of a mortgaged property, (2) any enforcement or judicial proceedings, including foreclosures, (3) the management and liquidation of any REO Property and (4) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

•
to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase,

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement,

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account,

•
to withdraw an amount equal to the sum of (a) the related Available Funds, (b) any prepayment charges received on the Mortgage Loans and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account, and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any prepayment charges received on the Mortgage Loans and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). Upon termination of the Funding Period, the trustee will deposit into the Distribution Account any amounts remaining in the Pre-Funding Account, other than the investment earnings, for distribution to the certificateholders. The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee, and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “—Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee,

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error), and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See “—Reports to Certificateholders” in the prospectus supplement. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein;

•	the Pre-funding Account, all income and gain net of any losses realized from the investment will be for the benefit of the depositor and will be remitted to the depositor as described herein; and

•
the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Funding Period will be paid to the depositor and will not thereafter be available for distribution to certificateholders.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-funding Account or the Capitalized Interest Account in respect of the investments will be deposited by the depositor into the Pre-funding Account or the Capitalized Interest Account, as applicable out of the depositor’s own funds immediately as realized The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-funding Account or the Capitalized Interest Account and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

Fees

Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)
Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in the prospectus supplement. Any increase in the fees and expenses described in the prospectus supplement would require an amendment to the pooling and servicing agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicing Fee Rate for each Initial Mortgage Loan will equal 0.375% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 20th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in January 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates and any Distribution Date, the Record Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a Class X Certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in the prospectus supplement, distributions on the senior certificates will be made on each Distribution Date from Available Funds. Distributions on the subordinated certificates will be based on any remaining Available Funds for the Distribution Date after giving effect to distributions on the senior certificates in the following order of priority:

•
to interest on each interest-bearing class of senior certificates and components, pro rata; provided, however, that any distribution of interest to which an IO Component is otherwise entitled (after allocation of Net Deferred Interest) will first be deposited into the Carryover Shortfall Reserve Fund and will not be distributed to the Class X Certificates except as described below;

•
to principal of the classes of senior certificates and components then entitled to receive distributions of principal, in the order and subject to the priorities set forth in this free writing prospectus under “Description of the Certificates—Principal,” in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth in this free writing prospectus under “Description of the Certificates—Interest” and “—Principal”;

•	from amounts on deposit in the Carryover Shortfall Reserve Fund, as described in this free writing prospectus under “Description of the Certificates—Carryover Shortfall Reserve Fund”; and

•	any remaining amounts, to the Class A-R Certificates.

The holders of the Class P Certificates will be entitled to all prepayment charges received on the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates and will not be used to cover any Carryover Shortfall Amounts.

“Available Funds” for any Distribution Date will be equal to the sum of:

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to Deferred Interest on the Mortgage Loans) and principal due on the Mortgage Loans in the related Due Period and received before the related Determination Date, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (1) the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed advances, if any) and (2) any Subsequent Recoveries with respect to Mortgage Loans,

•
all partial or full prepayments with respect to Mortgage Loans received during the related Prepayment Period, together with interest paid in connection with such prepayments and any related Compensating Interest,

•
amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or a Mortgage Loan repurchased by a seller or the master servicer as of the Distribution Date,

•
for each Distribution Date during, and the Distribution Date immediately after, the Funding Period, any amounts required pursuant to the pooling and servicing agreement to be deposited from the Capitalized Interest Account, and for the first Distribution Date following the Funding Period, any amounts remaining in the Pre-funding Account after the end of the Funding Period (net of any investment income thereon), and minus

•
amounts in reimbursement for advances previously made and other amounts as to which the master servicer or the trustee is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

Pass-Though Rates. The classes of certificates will have the respective pass-through rates described below (each, a “pass-through rate”).

LIBOR Certificates.

The pass-through rate for each class of LIBOR Certificates for any interest accrual period will be a per annum rate equal to the lesser of:

•	LIBOR plus the applicable Pass-Through Margin for such class, and

•	the Net Rate Cap.

The “Pass-Through Margins” for the LIBOR Certificates are set forth in the following table:

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class A-1	0.190%	0.380%
Class A-2	0.260%	0.520%
Class A-3	0.280%	0.560%
Class M-1	0.360%	0.540%
Class M-2	0.380%	0.570%
Class M-3	0.400%	0.600%
Class M-4	0.500%	0.750%
Class M-5	0.550%	0.825%
Class M-6	0.600%	0.900%
Class M-7	1.150%	1.725%
Class M-8	1.650%	2.475%
Class M-9	1.750%	2.625%
Class M-10	1.750%	2.625%
Class B-1	1.750%	1.750%
Class B-2	1.750%	1.750%
Class B-3	1.750%	1.750%

(1)	For each interest accrual period occurring on or prior to the Optional Termination Date.

(2)	For each interest accrual period occurring after the Optional Termination Date.

Class A-R Certificates.

The pass-through rate for the Class A-R Certificates for the interest accrual period for any Distribution Date will be a per annum rate equal to the Weighted Average Adjusted Net Mortgage Rate. The pass-through rate for the Class A-R Certificates for the interest accrual period related to the first Distribution Date is expected to be approximately 5.25403% per annum.

Class X Certificates.

The pass-through rate for the Class X IO-1 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the senior certificates (other than the Class X and Class A-R Certificates) and the Class X PO-1 Component (weighted on the basis of the respective Class Certificate Balances of the senior certificates and the Component Principal Balance of the Class X PO-1 Component and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for the Class X IO-2 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates (treating the Class X PO-2 Component as a subordinated certificate) for that Distribution Date (weighted on the basis of the respective Class Certificate Balances of the subordinated certificates and the Component Principal Balance of the Class X PO-2 Component and adjusted to a rate calculated on the basis of 360-day year comprised of twelve 30-day months).

The pass-through rate for each PO Component for the interest accrual period for any Distribution Date will be 0% per annum.

Interest Entitlement. Interest will accrue at the rate described in this free writing prospectus on the Class A-R and Class X Certificates on the basis of a 360-day year divided into twelve 30-day months. Interest will accrue at the rate described in this free writing prospectus on the LIBOR Certificates on the basis of a 360-day year and the actual number of days that elapsed in the interest accrual period.

The “interest accrual period” for the Class A-R and Class X Certificates for any Distribution Date will be the calendar month before the Distribution Date. The interest accrual period for the LIBOR Certificates for any Distribution Date will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or commencing on the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date.

On each Distribution Date, to the extent of funds available Interest Distribution Amount” for any class of interest-bearing certificates and the IO Components and any Distribution Date will be equal to the sum of:

•
interest at the applicable pass-through rate for the related interest accrual period on the related Class Certificate Balance or Component Notional Amount, as the case may be, as of the last day of the related interest accrual period, and

•
the sum of the amounts, if any, by which the amount described in the prior bullet point on each prior Distribution Date (after reducing such amount for any Net Deferred Interest previously allocated to such class or component on each prior Distribution Date) exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called “unpaid interest amounts”), minus

•	any Net Deferred Interest on the related Mortgage Loans for that Distribution Date allocated to the applicable class or component, and

•	any Net Interest Shortfalls for that Distribution Date allocated to the applicable class or component.

The Class X Certificates will be entitled to receive with respect to the interest accrual period related to each Distribution Date the sum of the Interest Distribution Amounts on its IO Components.

All amounts in respect of interest otherwise payable to the IO Components on any Distribution Date will be deposited in the Carryover Shortfall Reserve Fund to pay any Carryover Shortfall Amounts to the LIBOR Certificates in the manner and priority set forth in this free writing prospectus under “—Carryover Shortfall Reserve Fund”.

Definitions Related to Interest Calculations.

With respect to any Distribution Date, the “Adjusted Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Carryover Shortfall Amount” for any Distribution Date and each class of LIBOR Certificates will equal the sum of:

•	the excess, if any, of

•
the amount of interest such class of certificates would have been entitled to receive on such Distribution Date (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls) had its pass-through rate not been subject to the Net Rate Cap, over

•
the amount of interest such class of certificates is entitled to receive on such Distribution Date based on the Net Rate Cap (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls), and

•
in the case of each class of LIBOR Certificates other than the Class B Certificates, the unpaid portion of any such excess from prior Distribution Dates and interest accrued thereon at the then-applicable pass-through rate on such class of certificates, without giving effect to the Net Rate Cap.

Any Carryover Shortfall Amount on a class of LIBOR Certificates will be paid on that Distribution Date or on future Distribution Dates from and to the extent of funds available —Carryover Shortfall Reserve Fund.”

The “Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Net Rate Cap” for any Distribution Date and any class of LIBOR Certificates, is a per annum rate (subject to adjustment based on the actual number of days elapsed in the related interest accrual period) equal to a fraction, expressed as a percentage, (1) the numerator of which is equal to the product of (A) 12 and (B) the sum of (i) the amount of interest which accrued on the Mortgage Loans in the prior calendar month (after giving effect to principal prepayments) at their Adjusted Net Mortgage Rates and (ii) any amounts withdrawn from the Capitalized Interest Account, if any, for such Distribution Date and (2) the denominator of which is equal to the sum of (A) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the month preceding the month in which such Distribution Date occurs, after giving effect to principal prepayments received during the related prepayment period and (B) any amounts on deposit in the Pre-funding Account.

The “Optional Termination Date” will be the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and any related foreclosed or otherwise repossessed properties at the time of repurchase is equal to or less than 5% of the sum of (i) the aggregate Stated Principal Balance of the Closing Date Mortgage Loans as of the initial cut-off date and (ii) the amount deposited in the Pre-Funding Account on the closing date.

The “Weighted Average Adjusted Net Mortgage Rate” for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rates of the Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the Due Date in the month preceding the month of such Distribution Date.

Allocation of Net Deferred Interest

On each Distribution Date, the Senior Percentage of the Net Deferred Interest will be allocated among the senior certificates and the Subordinated Percentage of the Net Deferred Interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the Net Deferred Interest allocated to a class of certificates or its IO Components will be an amount equal to the excess, if any, for each such class or IO component of:

•	the amount of interest that accrued on such class of certificates or IO Component at its respective pass-through rate during the interest accrual period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates or IO Component

The amount of Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of such class of certificates, and the amount of Net Deferred Interest allocated to an IO Component will be added to the Component Principal Balance of the PO Component with the same alpha-numeric designation.

Definitions Related to Net Deferred Interest Calculations.

The “Adjusted Rate Cap” for any Distribution Date and a class of LIBOR Certificates will equal the excess, if any, of

•	the Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

(i) the numerator of which is equal to the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related interest accrual period, and (b) the amount of Net Deferred Interest for that Distribution Date, and (ii) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

The “Adjusted Rate Cap” for any Distribution Date and each of the Class X IO-1 and Class X IO-2 Components will equal the pass-through rate for such IO Component computed for this purpose by

•
subtracting the product of (i) the Net Deferred Interest for the Mortgage Loans for such Distribution Date and (ii) 12 from the numerator of the Net Rate Cap calculation for such Distribution Date, and

•
computing the pass-through rates of the senior certificates (other than the Class A-R and Class X Certificates), in the case of the Class X IO-1 Component, and the subordinated certificates, in the case of the Class X IO-2 Component, by substituting “Adjusted Rate Cap” for “Net Rate Cap” in the calculation thereof.

“Deferred Interest” for each Mortgage Loan and each related Due Period will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment due for such Due Period.

Such excess may occur because the Mortgage Rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.

The “Net Deferred Interest” for each Distribution Date is equal to the excess, if any, of:

•	the Deferred Interest that accrued on the Mortgage Loans during the related Due Period as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

The “Net Principal Prepayment Amount” for any Distribution Date is equal to the excess, if any, of

•	the Principal Prepayment Amount, over

•	the aggregate amount of Deferred Interest accrued on the Mortgage Loans from the Due Date in the preceding Due Period to the Due Date in the Due Period related to that Distribution Date.

The “Principal Prepayment Amount” for any Distribution Date is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Allocation of Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by the Mortgage Loans.

Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all classes of certificates (or IO Components thereof) entitled to receive distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates or component would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from such Net Interest Shortfalls.

If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described in this free writing prospectus under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates and components, interest will be distributed on each class of certificates and components of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and components will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Definitions Related to Interest Shortfall Calculations.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on that mortgage loan.

With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for that Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any Mortgage Loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” for any Distribution Date is the amount by which the aggregate prepayment interest shortfall experienced by the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest for that Distribution Date.

A “prepayment interest shortfall” is the amount by which interest paid by a borrower in connection with a prepayment of principal on a Mortgage Loan during the portion of the related Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month’s interest at the related Mortgage Rate less the Master Servicing Fee Rate on the Stated Principal Balance of the Mortgage Loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state laws. See “Certain Legal Aspects of the Loans—Servicemembers Civil Relief Act” in the prospectus.

Carryover Shortfall Reserve Fund

On the closing date, the trustee will establish a reserve fund (the “Carryover Shortfall Reserve Fund”). On each Distribution Date, all amounts distributable as interest to the IO Components will be deposited in the Carryover Shortfall Reserve Fund for distribution as specified below. In addition, on the closing date, the depositor will cause $1,000 to be deposited in the Carryover Shortfall Reserve Fund.

On each Distribution Date, all amounts distributable as interest to the IO Components of the Class X Certificates will be deposited in the Carryover Shortfall Reserve Fund and will be distributed, concurrently, as follows:

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X IO-1 Component, first, concurrently, to the LIBOR Certificates that are senior certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to the LIBOR Certificates that are senior certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X Certificates, and

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X IO-2 Component, first, concurrently, to each class of subordinated certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to each class of subordinated certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X Certificates.

To the extent amounts in respect of interest otherwise payable to an IO Component are used to pay Carryover Shortfall Amounts and are not paid to the Class X Certificates, a holder of the Class X Certificates will not be entitled to reimbursement for such amounts.

All funds on deposit in the Carryover Shortfall Reserve Fund will remain uninvested.

Principal

General. On each Distribution Date, the Principal Amount will be distributed as principal as described above under “—Priority of Distributions Among Certificates,” first, with respect to the senior certificates (or with respect to the Class X Certificates, the related PO Components) in an amount up to the Senior Principal Distribution Amount and second, as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

The “Principal Amount” for any Distribution Date will equal the sum of:

1.	all monthly payments of principal due on each Mortgage Loan (other than a Liquidated Mortgage Loan) during the related Due Period,

2.
the principal portion of the purchase price of each Mortgage Loan that was repurchased by a seller, the master servicer or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

3.	the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

4.
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

5.
with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan,

6.	the Net Principal Prepayment Amount, and

7.	on the first Distribution Date after the Funding Period, any amounts remaining in the Pre-funding Account.

Senior Principal Distribution Amount. On each Distribution Date, the Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates, in the following order of priority:

•	first, to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero, and

•
second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates and the PO Components, pro rata, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero.

If on any Distribution Date the allocation to the classes of senior certificates or components thereof then entitled to distributions of principal would reduce the outstanding Class Certificate Balance of the class or classes below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances to zero.

The capitalized terms used in this free writing prospectus have the following meanings:

“Prepayment Period” means with respect to any Distribution Date, the calendar month immediately preceding the month of that Distribution Date.

“Due Period” means, with respect to a Mortgage Loan, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Senior Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•	for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•	the Senior Percentage of the Stated Principal Balance of the Mortgage Loan as of the first day of the related Due Period, and

•	the Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan,

•	the Senior Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date, and

•	on the first Distribution Date after the Funding Period, any amounts remaining in the Pre-funding Account.

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

The “pool principal balance” with respect to any Distribution Date equals the aggregate of the Stated Principal Balances of the Mortgage Loans outstanding on the Due Date in the month preceding the month of the Distribution Date.

The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate Class Certificate Balance of the classes of senior certificates immediately before that Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all of the certificates immediately prior to such Distribution Date.

For any Distribution Date, the “Subordinated Percentage” will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage for such Distribution Date.

The “Senior Prepayment Percentage” for any Distribution Date occurring during the ten years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the principal balance of the mortgage pool evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the tenth anniversary of the first Distribution Date will be as follows:

•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date, and

•	for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date;

provided, however, that if on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage as of the closing date, then the Senior Prepayment Percentage for that Distribution Date will equal 100%.

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

•
the aggregate Stated Principal Balance of all Mortgage Loans delinquent 60 days or more (including Mortgage Loans in foreclosure, real estate owned by the issuing entity and Mortgage Loans the borrowers of which are in bankruptcy) (averaged over the preceding six month period), as a percentage of the aggregate Class Certificate Balance of the subordinated certificates on the Distribution Date, is less than 50%, and

•	cumulative Realized Losses on all of the Mortgage Loans do not exceed:

•
commencing with the Distribution Date on the tenth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (the “original subordinate principal balance”),

•	commencing with the Distribution Date on the eleventh anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the twelfth anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the thirteenth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the fourteenth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

Notwithstanding the preceding paragraphs, the Senior Prepayment Percentage will decrease prior to the tenth anniversary of the first Distribution Date (and may be less than the amount set forth above) if the Two Times Test is satisfied. The “Two Times Test” will be satisfied and the Senior Prepayment Percentage will be adjusted if:

•
on or before the Distribution Date in December 2009, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 20% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•
after the Distribution Date in December 2009, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

If the Two Times Test is satisfied as in the first bullet point, the Senior Prepayment Percentage will equal the Senior Percentage for that Distribution Date plus 50% of the amount equal to 100% minus the Senior Percentage for that Distribution Date. If the Two Times Test is satisfied as in the second bullet point, the Senior Prepayment Percentage will equal the related Senior Percentage.

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds available therefor, the Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their priority of distribution, beginning with the Class M-1 Certificates, until their respective Class Certificate Balances are reduced to zero. The Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of the Net Principal Prepayment Amount will be made to any of those classes (the “Restricted Classes”). The Net Principal Prepayment Amount otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances and distributed in the sequential order described above.

For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of such class and all classes of subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for the class on the date of issuance of the certificates.

The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate of the Class Certificate Balances of all classes of certificates immediately before the Distribution Date.

On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

Class of Certificates	Initial Beneficial Interest in Issuing Entity	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Senior Certificates	88.75%	11.25%	N/A
Class M-1	2.00%	9.25%	11.25%
Class M-2	2.00%	7.25%	9.25%
Class M-3	0.75%	6.50%	7.25%
Class M-4	0.75%	5.75%	6.50%
Class M-5	0.75%	5.00%	5.75%
Class M-6	0.50%	4.50%	5.00%
Class M-7	0.50%	4.00%	4.50%
Class M-8	0.50%	3.50%	4.00%
Class M-9	0.50%	3.00%	3.50%
Class M-10	1.30%	1.70%	3.00%
Class B-1	0.40%	1.30%	1.70%
Class B-2	0.40%	0.90%	1.30%
Class B-3	0.90%	0.00%	0.90%

The “Subordinated Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Subordinated Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•
for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the related Subordinated Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date, and

•	the Subordinate Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, the amount of any Realized Losses on the Mortgage Loans will be allocated:

•
first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, in each case until the Class Certificate Balance of the respective class of subordinated certificates has been reduced to zero,

•
second, to the senior certificates (or the PO Components thereof in the case of the Class X Certificates), pro rata, based upon their respective Class Certificate Balances or Component Principal Balances, as applicable, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero; provided, however, that any Realized Losses allocable to the Class A-1, Class A-2 and Class A-3 Certificates will be allocated sequentially to the Class A-3, Class A-2 and Class A-1 Certificates, in that order, in each case until their respective Class Certificate Balances are reduced to zero.

Among the classes of subordinated certificates, the Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

The “Senior Credit Support Depletion Date” is the date on which the aggregate Class Certificate Balance of the subordinated certificates is reduced to zero.

Because principal distributions are paid to some classes of certificates before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan.

A “Liquidated Mortgage Loan” is a defaulted Mortgage Loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.